Exhibit 5.3

[Letterhead of Dewey Ballantine LLP]

December 14, 2005

Omnicare, Inc.

100 East RiverCenter Boulevard

Covington, Kentucky 41011

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Omnicare, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of an aggregate of $225,000,000 principal amount of 6 3/4% Senior Subordinated Notes due 2013 and $525,000,000 principal amount of 6 7/8% Senior Subordinated Notes due 2015 (the “Notes”) and the related guarantees (the “Guarantees”) of the Notes by the Guarantors (the “Guarantors”) set forth on Schedule 2 to the Underwriting Agreement (defined below), pursuant to a registration statement on Form S-3, file no. 333-130211 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus (the “Prospectus”) and a prospectus supplement dated as of December 12, 2005 (the “Prospectus Supplement”). The Notes are to be issued pursuant to an underwriting agreement dated December 12, 2005 (the “Underwriting Agreement”) by and among the Company, the Guarantors and Lehman Brothers Inc., J.P. Morgan Securities Inc. and SunTrust Capital Markets, Inc. for themselves and as representatives of the other underwriters listed in Schedule 1 thereto (the “Underwriters”).

We have examined (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Underwriting Agreement; (v) the Indenture (the “Indenture”), dated as of June 13, 2003, between the Company and SunTrust Bank, as trustee (the “Trustee”) and the draft Fourth Supplemental Indenture and Fifth Supplemental Indenture (together, the “Supplemental Indentures”), each to be dated as of December 15, 2005, among the Company, the Guarantors and the Trustee, relating to the Notes; (vi) the Restated Certificate of Incorporation of the Company, as amended and currently in effect; (vii) the Second Amended and Restated Bylaws of the Company as currently in effect; and (viii) the resolutions adopted by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board relating to the issuance of the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, or as retrieved from the Securities and Exchange Commission’s EDGAR database, and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed (i) that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder; (ii) the due authorization by all requisite action, corporate or other, and execution and

Omnicare, Inc.

December 14, 2005

delivery by such parties of such documents and the validity and binding effect thereof; and (iii) that the final forms of the Supplemental Indentures will not differ in any material respect from the forms of such documents reviewed by us. As to any facts material to the opinions expressed herein which were not independently established or verified, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and in reliance thereon, we are of the opinion that:

(1) When (a) the Supplemental Indentures have been duly executed and delivered by the Company and (b) the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture, the Supplemental Indentures and as contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(2) When (a) the Supplemental Indentures have been duly executed and delivered by the Company and the Guarantors and (b) the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture, the Supplemental Indentures and as contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Underwriting Agreement, the Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Any opinion set forth herein as to enforceability of obligations of any party is subject to, and the enforcement of the obligations described therein may be limited by, applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, public policy considerations and by general principals of equity (regardless of whether enforcement may be sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought. Such principles of equity are of general application and in applying such principles, a court may, without limitation, include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality.

Members of our firm are admitted to the Bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed on December 14, 2005, which is incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the related Prospectus and Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities

Omnicare, Inc.

December 14, 2005

Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Dewey Ballantine LLP